Exhibit 99.1

Fibrocell Reports Second Quarter 2017 Financial Results and Recent Highlights

- Company to Host Conference Call and Webcast Today at 8:30 a.m. EDT -

EXTON, PA - August 9, 2017 - Fibrocell Science, Inc. (NASDAQ: FCSC), a gene therapy company focused on transformational autologous cell-based therapies for skin and connective tissue diseases, today reported financial results for the second quarter ended June 30, 2017 and recent operational highlights. Fibrocell will host a conference call and webcast today at 8:30 a.m. EDT.
“During the second quarter of 2017, we achieved important milestones that continue to advance the development of our gene therapy candidates for the treatment of rare and devastating diseases of the skin and connective tissue with high unmet needs,” said John Maslowski, President and Chief Executive Officer of Fibrocell. “Attaining these key milestones reflects our commitment to develop treatments that offer the potential to provide hope and relief to patients and families living with these debilitating genetic disorders.”
Twelve-week post-treatment data for safety, mechanism of action and efficacy for multiple patients in the Phase 1 portion of the clinical trial for FCX-007 for the treatment of recessive dystrophic epidermolysis bullosa (RDEB) are expected in the third quarter of 2017.
Fibrocell continues to make progress in the pre-clinical development of FCX-013 for the treatment of moderate to severe localized scleroderma, and expects to submit an investigational new drug application (IND) to the U.S. Food and Drug Administration (FDA) in the fourth quarter of 2017.
Recent Highlights

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In May, the Data Safety Monitoring Board (DSMB) recommended continuation of the Phase 1/2 clinical trial of FCX-007 for the treatment of RDEB, following a planned review of safety data from the first adult patient treated in the Phase 1 portion of the trial. No product-related adverse events were reported. The first patient was treated in the Phase 1 portion of the trial in the first quarter of 2017.

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In June, based on the DSMB’s recommendation, dosing was completed in the first cohort of adult patients in the Phase 1 portion of the Phase 1/2 clinical trial of FCX-007 for the treatment of RDEB. The cohort consists of three adult NC1+ patients.

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In June, FCX-013 was granted Rare Pediatric Disease Designation (RPDD) by the FDA for the treatment of moderate to severe localized scleroderma, which includes the linear subtype. The RPDD augments the Orphan Drug Designation previously granted by the FDA to FCX-013 for the treatment of localized scleroderma, which includes linear scleroderma.

Financial Results for the Six Months Ended June 30, 2017

For the six months ended June 30, 2017, Fibrocell reported a diluted net loss of $1.56 per share, compared to a diluted net loss of $0.78 per share for the same period in 2016.

The 2017 period included approximately $9.7 million of non-cash warrant revaluation expense, as compared to approximately $7.5 million of non-cash warrant revaluation income for the same period in 2016. Additionally, the 2017 period included non-cash deemed dividends on Series A preferred stock of approximately $3.9 million increasing net loss attributable to common stockholders. No non-cash deemed dividends were recorded in the same period in 2016.

Research and development expenses decreased 12.1% to approximately $6.3 million for the six months ended June 30, 2017, as compared to $7.2 million for the same six-month period in 2016. This decrease was due primarily to reduced compensation and employee related expenses in the 2017 period as a result of our restructuring related initiatives implemented in June 2016 in connection with the wind-down of our azficel-T operations.

Selling, general and administrative expenses decreased 40.3% to approximately $3.2 million for the six months ended June 30, 2017, as compared to approximately $5.3 million for the same six-month period in 2016. This decrease was due primarily to reduced compensation and employee related expenses.

As of June 30, 2017, the Company had cash and cash equivalents of approximately $15.9 million and working capital of approximately $12.9 million. Fibrocell used approximately $9.0 million in cash for operations during the six months ended June 30, 2017, as compared to approximately $20.9 million used for the same six-month period in 2016.

The Company believes that its cash and cash equivalents at June 30, 2017 will be sufficient to fund operations into the second quarter of 2018.
Conference Call and Webcast
To participate on the live call, please dial 888-394-8218 (domestic) or +1-323-701-0225 (international), and provide the conference code 9812082 five to ten minutes before the start of the call. The conference call will also be webcast live under the investor relations section of Fibrocell's website at www.fibrocell.com/investors/events and will be archived there for 30 days following the call. Please visit Fibrocell's website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About Fibrocell
Fibrocell is an autologous cell and gene therapy company translating personalized biologics into medical breakthroughs for diseases affecting the skin and connective tissue.  Fibrocell’s most advanced product candidate, FCX-007, is the subject of a Phase 1/2 clinical trial for the treatment of RDEB. Fibrocell is in pre-clinical development of FCX-013, its product candidate for the treatment of moderate to severe localized scleroderma.  Fibrocell’s gene therapy portfolio is being developed in collaboration with Intrexon Corporation (NYSE: XON), a leader in synthetic biology.  For more information, visit www.fibrocell.com or follow Fibrocell on Twitter at @Fibrocell.
Trademarks
Fibrocell, the Fibrocell logo, and Fibrocell Science are trademarks of Fibrocell Science, Inc. and/or its affiliates. All other names may be trademarks of their respective owners.

Forward-Looking Statements
This press release contains, and our officers and representatives may from time to time make, statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to: Fibrocell’s expectations regarding the timing of the completion of adult patient enrollment, dosing and reporting of results for the Phase 1 portion of its Phase 1/2 clinical trial of FCX-007; the expected initiation of a toxicology/biodistribution study and submission of an IND for FCX-013 in 2017; the potential advantages of Fibrocell’s product candidates; the sufficiency of the Company’s cash and cash equivalents to fund operations into the second quarter of 2018 and other statements regarding Fibrocell’s future operations, financial performance and financial position, prospects, strategies, objectives and other future events.

Forward-looking statements are based upon management’s current expectations and assumptions and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated herein including, among others: uncertainties and delays relating to the initiation, enrollment and completion of pre-clinical studies and clinical trials; whether pre-clinical study and clinical trial results will validate and support the safety and efficacy of Fibrocell’s product candidates; unanticipated or excess costs relating to the development of Fibrocell’s gene therapy product candidates; Fibrocell’s ability to obtain additional capital to continue to fund operations; Fibrocell’s ability to maintain its collaboration with Intrexon Corporation; and the risks, uncertainties and other factors discussed under the caption “Item 1A. Risk Factors” in Fibrocell’s most recent Form 10-K filing and Form 10-Q filings. As a result, you are cautioned not to place undue reliance on any forward-looking statements. While Fibrocell may update certain forward-looking statements from time to time, Fibrocell specifically disclaims any obligation to do so, whether as a result of new information, future developments or otherwise.

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Investor & Media Relations Contact:
Karen Casey
484.713.6133
kcasey@fibrocell.com

Fibrocell Science, Inc.
Selected Financial Information
($ in thousands, except per share and share data)
(unaudited)

	Three Months Ended June 30, June 30,		Six Months Ended June 30, June 30,
	2017	2016	2017	2016
Revenue from product sales	$-	$73	$-	$85
Collaboration revenue	-	14	-	18
Total revenue	-	87	-	103
Cost of product sales	-	392	-	409
Cost of collaboration revenue	-	-	-	1
Total cost of revenue	-	392	-	410
Gross loss	-	(305)	-	(307)
Research and development expense	1,679	2,352	3,143	4,954
Research and development expense - related party	1,678	925	3,187	2,249
Selling, general and administrative expense	1,670	2,540	3,151	5,280
Intangible asset impairment expense	-	3,905	-	3,905
Restructuring costs	-	292	-	292
Operating loss	(5,027)	(10,319)	(9,481)	(16,987)
Other income (expense):
Warrant revaluation income (expense)	(9,677)	2,254	(9,723)	7,511
Derivative revaluation income	853	-	541	-
Interest expense	(185)	-	(368)	-
Other income (expense), net	18	(27)	6	(23)
Loss before income taxes	(14,018)	(8,092)	(19,025)	(9,499)
Income taxes	-	-	-	-
Net loss	(14,018)	(8,092)	(19,025)	(9,499)
Dividend paid in-kind to preferred stockholders	(80)	-	(100)	-
Deemed dividend on preferred stock	(136)	-	(3,870)	-
Net loss attributable to common stockholders	$(14,234)	$(8,092)	$(22,995)	$(9,499)

Per Share Information:
Net loss:
Basic	$(0.97)	$(0.55)	$(1.56)	$(0.65)
Diluted	$(0.97)	$(0.55)	$(1.56)	$(0.78)
Weighted average number of common shares outstanding:
Basic	14,695,970	14,632,988	14,695,296	14,632,988
Diluted	14,695,970	14,632,988	14,695,296	14,644,999

Condensed Consolidated Balance Sheets Data:	June 30,	December 31,
	2017	2016
Cash and cash equivalents	$ 15,912	$ 17,515
Working capital	12,933	15,041
Total assets	17,971	19,582
Warrant liability, current and long term	15,716	6,034
Total liabilities	21,406	11,721
Total stockholders’ equity (deficit)	(3,435)	7,861